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                                                                   EXHIBIT 10.22


FRAME CONTRACT: CMT-SIIL/2004                                    DATE : 01.07.04

Between

STERLITE INDUSTRIES (INDIA) LIMITED, MADURAI BYPASS ROAD, SIPCOT INDUSTRIAL COMPLEX, TUTICORIN, TAMILNADU, INDIA hereinafter called Buyer, agrees to buy copper concentrates at the following terms and conditions:

and

COPPER MINES OF TASMANIA PTY LTD, QUEENSTOWN, TASMANIA. 7467, AUSTRALIA hereinafter called Seller, agrees to sell copper concentrates at the following terms & condition.

1.   DURATION :

The duration of the contract shall be for 5 years from 1st July 2004 to 30th June 2009 or such earlier or later date as may be provided in this agreement.

2.   QUANTITY :

Approx 100,000 - 140,000 WMT per contract year which represents the full production from the mine.

3.   QUALITY :

Mined sulphide ore flotation clean copper concentrates of Mt Lyell origin assaying typically as enclosed in Annexure. The concentrate shall be free of deleterious elements and shall be suitable for ocean transportation in bulk in accordance with the International Maritime Organisation (IMO) Code. The moisture content of the concentrate shall be not less than 4%.

MATERIAL REVIEW : The seller shall inform Buyer each year of the expected assay of copper, gold, silver, iron, mercury, sulphur, arsenic, bismuth, antimony, chlorine, lead, zinc, nickel, selenium, tellurium, silica, fluorine, alumina, calcium oxide and magnatite for the concentrates to be delivered in the following contract year. Seller also shall provide expected minerological and granulometry expected during next contract year.

NON CONFORMING CONCENTRATES: In case of non conforming concentrates Seller and Buyer shall mutually discuss to resolve the matter amicably and to agree upon an appropriate remedy.

4.   TERMS NEGOTIATIONS :

The terms shall be negotiated for every year. The negotiations shall take place during mutually acceptable and convenient periods.



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During these negotiations the following items will be agreed:

Payable copper and precious metals

Treatment charge of copper

Refining charge for copper, silver and gold

Quotational period for all payable metals.

If Buyer and Seller can not agree terms during these negotiations, then if both parties agree, shipment may continue during first quarter of the following half year with the intention of reaching an agreement of terms at a time to be agreed, with the terms agreed to apply from the start of the period. If Buyer and Seller do not agree on this procedure, then for the half year in question there will be no deliveries. The negotiation for the following period will take place according to the usual procedure.

5.   SHIPMENT & SCHEDULING :

The concentrate shall be shipped in lots of approx. 10,000 WMT in every month during the tenure of this contract.

POSTPONEMENT : Due to shut-down or reduced production at the smelter or due to logistical problems, the Buyer shall have the option to postpone any shipment prior to its nomination provided that it is possible for the seller or buyer to re-deliver the cargo to an alternate customer. If it is not possible, then Buyer will accept the cargo in accordance with the agreed schedule. Any postponement shall not affect the total quantity to be shipped in that Contract year. The quotational period shall be correspondingly postponed unless otherwise mutually agreed.
SHIPPING CODE : The concentrates will be suitable for ocean transportation in bulk in accordance with the International Maritime Organization (IMO) Code and any of the regulations in force.

6.   VESSEL CHARACTERISTICS :

Seller shall arrange for single deck bulk carriers or tween-deck vessels, seaworthy in all respects, with clear holds and hatchways suitable for typical grab discharge. Vessels shall not have shaft tunnels in the holds nor shall concentrates be loaded in deep tanks, in twin-decks, in such vessels shall be suitable for berthing at berths having the characteristics described in Article 9 and shall, unless otherwise agreed, be classed 100 A1 at Lloyds or equivalent and shall be no more than nineteen years (19) years of age. Vessel's gear shall be rated for minimum 20 T capacity. Vessel shall provide power at the rate of 50 Amps / 440 Volts per hook of the vessel crane for working the grab. The cargo loaded in any single hold should not exceed 6000 WMT unless agreed at the time of Vessel nomination.

Seller shall not charter or load concentrates onto vessels from any shipping company as to which, because of its financial condition, there exists reasonable grounds for insecurity



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about the ability of such shipping company to carry out the normal execution of its shipping obligations, or which might result in the loss of insurance coverage.

7.   PORT OF DISCHARGE & DELIVERY :

Tuticorin seaport shall be port of discharge. The delivery basis shall be DES FO (Delivered Ex-Ship Free Out) Tuticorin.

8.   SHIPMENT NOMINATION, CONFIRMATION AND NOTICES :

At the time of vessel nomination of each vessel, seller shall notify Buyer of:

i)   the vessel nominated for transportation of such cargo,
ii) the expected dates, of arrival and departure of such vessel at and from seller's Port of Loading.
iii) the expected tonnage to be lifted by each vessel nominated and
iv)  the dimensions/draft of the vessel.
v) gear capacity, number of working hatches, number of hooks available and other details of the vessel
vi)  estimated time of arrival of the vessel at discharge port.
vii) Port rotation of the vessel.

Seller to obtain acceptance of the nomination of the vessel from the Buyer in writing with no further delay. If nomination is forwarded prior to 1200 hours Indian Standard Time, Buyer to confirm acceptance by opening of next Australian Business day.

FURTHER SHIPMENT CONFIRMATION: Seller shall notify Buyer of tonnage of concentrates loaded as per the Bill of Lading, the stowage plan, the name of the vessel and the estimated time arrival at the Port of Discharge no later than five (5) working days after departure of each vessel from the Port of Loading. Seller shall also arrange for the master of the vessel to give Buyer suitable notices of the estimated time of arrival at Tuticorin (the "ETA")

9.   DISCHARGE TERMS :

DOCUMENT TO OBTAIN DELIVERY ORDER :

For getting delivery order Seller shall arrange either of the following.

(1) Send One original bill of lading directly to the L/C opening bank or any bank designated by Buyer within 5 working days from the bill of lading date.
(2) Send One original bill of lading directly to Buyer's Smelter address by air-courier within 5 working days from the bill of lading date.
(3) Arrange for the delivery order by giving simple letter of indemnity directly to the owners as the vessel charterer. The letter of indemnity shall be as per owners P&I club format.





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NOTICE OF READINESS (NOR) :

Notice of Readiness (NOR) shall be tendered to the Buyer or its nominated agent at the discharging port during office hours when the vessel is ready in all respects to discharge the cargo, whether in berth or not, whether in free pratique or not, whether in customs clearance or not. Time taken for vessel to obtain customs clearance and / or free pratique not to count as laytime.

For the purpose of this, office hours shall mean the hours from 0800 hrs to 1700 for the days Monday through Friday and from 0800 to 1300 on Saturday (Sundays and Charter Party or other holidays excluded).

DISCHARGING BERTH :

The discharging berth shall be capable of discharging vessels with a maximum LOA of 180 meters, and a maximum Draft of 10.70 meters. Seller shall ship Concentrates to Buyer on vessels meeting the characteristics of Buyer's available berths at Tuticorin and in accordance with Buyer's reasonable regulations for berthing and discharge. Buyer shall designate one (1) safe discharging berth at Tuticorin which is suitable for vessels to discharge always afloat.

RATE OF DISCHARGE :
The Cargo is to be discharged at the average rate of 3000 WMT per Weather Working Day of 24 running hours; Sunday, Holidays and bad weather periods excluded unless used (If used half actual time used to count). Basis is 2 holds/2 hatches and discharge rate to be pro-rata on available holds/hatches. No concurrent discharge with other cargo however, same to be permitted with Receivers approval. Laytime only to count against Sellers when their cargo is being discharged. Time from commencement of laytime to commencement of discharge of any cargo in Tuticorin is to be prorated between all Charterers basis Bill of Lading quantity. Sundays and Holidays would mean an effective day beginning at 1700 hours of the previous day till 0800 hours of the day following the Sunday or Holiday(s). Once a vessel is on demurrage, she is always on demurrage.

LAYTIME :
Laytime for discharge shall commence at 0800 hours the next working day if NOR is tendered prior to the closing of office hours if discharge has not commenced. If discharge is commenced sooner, then half the time used is to count as laytime. If after berthing, vessel is not ready in all respects to discharge, actual time lost until vessel is ready in all respects to discharge is not to count as laytime.

Shifting time from anchorage to the berth shall not count as laytime.

Similarly time lost in moving on or off a berth or from one berth to another shall not count as laytime.

Each vessel shall open and close hatches and remove and replace beams at the vessel's risk and expense, and the time used for such purpose shall not count as laytime.




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DEMURRAGE AND DESPATCH :

If each cargo is not discharged from the vessel within the allowed laytime, demurrage shall be payable by Buyer to Seller calculated per running day of 24 hours (fractions pro rata) as per Charter Party agreement or at the rate of USD 7000 per day, whichever is lower.

Seller shall pay Buyer despatch money for saved at the port of discharge calculated per running day of 24 hours (fractions pro rata) at half of the demurrage rate.

Any payments in respect of Demurrage or Despatch Money owed to Seller or Buyer, as the case may be shall be made promptly after presentation of calculations and supporting documents including Time Sheet, Statement of Facts, copy of charter party agreement.

The demurrage/ despatch costs along with other related costs such as diversion costs, shall be settled on presentation of separate invoices along with the necessary supporting documents. A copy of the Charter Party Agreement shall be made available to the Buyer within fifteen(15) days from the date of bill of lading.

Overtime : Any overtime payable for discharging outside normal working hours shall be paid by the party ordering such overtime except that officer's and crew's overtime shall always be for owner's account. If overtime is ordered by the port authorities at the discharge port then such overtime costs to be Owner's account.

CHARGES NOT TO BUYER'S ACCOUNT :

PORT CHARGES : Seller will hold Buyer free and harmless from all port charges, harbour dues, pilotage, crew's expense, light dues, and all other charges and dues customarily paid by a vessel at any Port of Discharge. Seller will ensure that without cost of Buyer (I) each vessel provides all necessary onboard lights for vessel for night discharging and (II) hatches are opened and closed and any beams are removed and replaced at the vessel's risk as necessary for or in connection with discharging, provided local regulations permit so.

STEVEDORES DAMAGES : Damages caused by stevedores nominated and/or appointed by Buyer shall be settled directly between the stevedores and the vessel owners. Buyers and Sellers shall have no responsibility for such damages. However, both Buyer & Seller shall endeavour to resolve the issue with the Owners. All stevedores damage affecting seaworthiness of the vessel to be repaired in port before Vessel's sailing and time to count as laytime.

10. INSURANCE :

Seller shall effect maritime insurance with an internationally reputed insurance company on the following conditions :

INSURED VALUE: The insured value shall be 110% of the DES FO value of the concentrates as per the invoices for the provisional payment, subject to adjustment to the final value, as determined in accordance with this Agreement.



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INSURANCE COVERAGE : The insurance shall designate the Buyer or its Trustee(s)
as the primary loss payee(s). Such coverage shall be valid from the point of loading at the Port of Loading until final destination at the receiving smelter's warehouse and shall be effective under the terms of the Institute Cargo Clause (A), average irrespective of percentage, with Revised Insolvency Exclusion Clause, including the risk of all fire or heating even when caused by inherent vice or spontaneous combustion and Institute War Clauses and Institute Strikes, Riots and Civil Commotion Clauses in addition to specific cover on short-shipment/ short-landing. The insurance policy shall not have any clause related to shortage in excess of certain percentage and also shall cover for contamination of the cargo.

CLAIMS : Claims on the supplier as per Clause 15 for total or partial loss and / or damage / contamination shall be payable based on the value as per the invoice for the provisional payment subject to later adjustment to the final invoice value. Such claims shall be also include expenditure, if any, arising from such loss and/ or damage / contamination. Any claim shall be payable in AU Dollars in India.

SELLER'S ASSISTANCE : If any concentrates are lost or damaged ' contaminated, the seller shall upon the request of Buyer, assist in the recovery of the insurance from the Insurance Company.

11.  PRICE OF THE MATERIAL & PAYABLE :

The price per dry metric ton of Copper Concentrates will be the sum of payments less the deductions as stated below:

COPPER :
The price of copper shall be the LME Grade A Copper settlement quotations as quoted in Metal Bulletin PLC averaged over the Quotational Period.

SILVER :
The price of silver shall be the London (LBMA) Silver spot (US cents equivalent) quotations as published in Metal Bulletin PLC averaged over the Quotational Period.

GOLD :
The price of gold shall be the mean of London A.M/P.M fixing quotations for gold as quoted in Metal Bulletin PLC averaged over the Quotational Period.

PAYABLES :

COPPER :

Shall be determined during terms negotiations.

SILVER :

Shall be determined during terms negotiations.



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GOLD :

Shall be determined during terms negotiation.



CONVERSION FROM USD TO AUD

The payment shall be made in Australian dollars and the conversion rate of USD to AUD shall be mutually discussed and agreed during every shipment.

12.  DEDUCTIONS :

(i)  TREATMENT CHARGE :

Shall be determined during terms negotiations.

(II) REFINING CHARGE :

COPPER : Shall be determined during terms negotiation.
SILVER : Shall be determined during terms negotiation.
GOLD   : Shall be determined during terms negotiation.

13.  QUOTATIONAL PERIOD :

Shall be determined during terms negotiations.

14.  PAYMENT :

Payment shall be effected in Australian Dollar under an irrevocable Letter of Credit. At least 3 weeks prior to the estimated time of arrival of the vessel at the load port, Seller shall submit to Buyer a proforma invoice that shall state the estimated value of the shipment based on:

Expected dry metric tons to be shipped

Estimated metal assays of material to be shipped

The average of the daily quotations for copper, silver and gold for the calendar week prior to the date of proforma invoice.

At least fifteen(15) days prior to the estimated time of arrival of the vessel at the load port as advised by Seller to Buyer, Buyer shall establish and deliver to seller an irrevocable Letter of Credit in an amount not less than 100% of the value of the proforma invoice submitted by Seller.

Said letter of credit shall be :

(a)  Irrevocable



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(b)  Opened, on a First Class bank in India without confirmation, which if required, shall be to seller's account.
(c) Payable at sight upon presentation of seller's drafts and required documents as hereinafter set forth.
(d) Valid for such period as shall be necessary to effect provisional and final payment. Should the presentation of any of the drafts or documents under the terms of the contract be delayed due to the fault of the beneficiary thereby necessitating the extension of the L/C beyond the stipulated period of 6 months from the date of L/C whichever is later, then the L/C revalidating cost shall be entirely to the beneficiary's account. All additional bank charges, if any, on account of acceptance by the applicant of discrepant documents submitted by the beneficiary, shall be to beneficiary's account. In case of delays caused by umpire this clause shall not apply.

L/C CHARGES :

L/C Opening Charges shall be to the Buyer's Account. L/C Advising Charges and Confirmation Charges (if required) shall be to Seller's account. Amendment Charges if any shall be to the account of the party whose fault it is that has necessitated the amendment.

PROVISIONAL INVOICE :

A provisional payment of 100% provisional invoice value shall be made upon presentation of the following documents :

(a) Seller's provisional invoice based on seller's weights and assays, and the quotations of the last 10 working days prior to Bill of Lading date.
(b) Full set (or 2/3 as the case may be), of negotiable clean onboard shipping or charter party bills of lading marked "Freight Prepaid" or "Freight payable as per Charter Party" and consigned To Order.
(c) Seller's weight certificate showing dry weight in DMT, wet weight in WMT and moisture content.
(d) Provisional assay certificate of Seller showing copper, silver and gold content.
(e)  Certificate of Origin
(f)  Insurance policy or certificate
(g) Certificate of Quality (Moisture content) and Quantity issued by the Mine at the port of loading.
(h) Certificate from vessel owners/agents regarding the age and classification of the vessel.
(i)  Fax copy of Notice of readiness (NOR) issued at receiving port.

Payment shall be made on or within NOR plus two days upon presentation of the above documents. Final payment shall be made following provisional payment based upon final dry weight delivered and recorded at the Buyer's smelter and assay results based on the samples taken at the Buyer's smelter and metal quotations for the entire quotational period.



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Final payment shall be made within two days of the presentation of the final invoice through the letter of credit, if Seller is to receive payment. In case payment is to be remitted to Buyer, the same shall be made within 2 (two) working days after final invoice details are known.

Letter of credit shall be operative and subject to the "Uniform Customs and Practices for Documentary Credits (1993 Revision, ICC Publication No 500)"

Final payment shall be made upon presentation by the seller of the following documents:

(a)  Seller's final invoice in quadruplicate
(b) Seller's certificate of final weight showing dry weight and moisture content
(c) Seller's certificate of final assay showing copper. Gold and silver content.
(d) Buyers fax to seller confirming the final value and that any residual balance under the letter of credit may be drawn by Seller.

In case the final payment is due to Seller and exceeds the remaining amount available in the Letter of Credit Seller shall be allowed to draw the maximum amount available in the Letter of Credit while said Letter of Credit is being amended for the appropriate increase in amount. Once the Letter of Credit has been amended, Seller shall again draw against this Letter of Credit to complete final payment.

In case the final payment is due to Buyer, Seller shall reimburse Buyer immediately to Buyer's designated bank account.

Buyer agrees to amend the Letter of Credit to increase the amount thereof or extend the period of validity and to make other appropriate modifications if necessary to provide for payment in full of the amounts which may become due in respect of shipments of concentrates hereunder.

15.  TOTAL AND PARTIAL LOSS / DAMAGE :

A)   TOTAL LOSS :

In case of Total Loss, Buyer is not liable to make payment of any nature for the cargo undelivered.

B)   TOTAL DAMAGE :

In case of Total Damage wherein the entire cargo is deemed to be unsuitable for use, determination of the same shall be done from the samples taken for moisture determination and sampling in the presence of Buyer, Seller, Insurance Surveyor, or their authorised representatives. Buyer is not liable to make payment of any nature for the cargo so delivered. In case 100% of provisional invoice value has already been drawn, the entire paid value shall be claimed by the Buyer, by raising a Debit Note for the same. This shall be refunded by the Seller within 5 bank working days from the date of Buyer's debit note being faxed to Seller.



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PARTIAL LOSS :
In case of Partial Loss, Buyer shall pay for the quantity actually received at the Tuticorin Smelter, as per all the provisions contained herein. Payment shall be made for 100% of the provisions invoice value after adjusting for the full value of the quantity lost. The value of the quantity lost should be established from the provisional invoice value by prorating.

In case 100% of provisional invoice value has already been drawn, the difference between drawn value and provisional payable value shall be claimed by the Buyer, by raising a Debit Note for the same. This shall be refunded by the Seller within 5 bank working days from the date of Buyer's debit note being faxed to Seller.

The final payment will be the difference between final invoice value (based on actually received weight) and the provisional paid value, as described above.

PARTIAL DAMAGE :
In case of Partial Damage, wherein part of the cargo is deemed to be unsuitable for use, determination of the same shall be done from samples taken for moisture determination and sampling in the presence of Buyer, Seller, Insurance Surveyor, or their authorised representatives. Buyer shall pay for the quantity actually received at the smelter in usable condition as per the provisions contained herein. Payment shall be made for 100% of the provisional invoice value after adjusting for the full value of the quantity damaged. The value of the quantity damaged should be established from the provisional invoice value by prorating.

In case 100% of provisional invoice value has already been drawn, the difference between drawn value and provisional payable value shall be claimed by the Buyer, by raising a Debit Note for the same. This shall be refunded by the Seller within 5 bank working days from the date of Buyer's debit note being faxed to Seller.

The final payment will be the difference between final invoice value (based on actually received weight) and the provisional paid value, as described above.

16.  WEIGHING, SAMPLING AND MOISTURE DETERMINATION :

Weighing, sampling, sample preparation and moisture determination of moisture content of concentrates shall be conducted by Buyer or Independent approved surveyor promptly after receipt of concentrates. All weighing, lotting, sampling, sample preparation and determination of moisture content of concentrates shall be done in accordance with International standard practice procedures, which shall be mutually agreed upon by the parties. Seller at its sole expense, shall have right to be present or be represented at the weighing, sampling, sample preparation and moisture determination operations. Failure to be present or to be represented at any weighing, sampling, sample preparation and moisture determination operations shall be deemed to be a waiver of the right in that particular instance only.

SAMPLE LOT : A sample lot of concentrates shall be approximately 500 WMT. Weighing and sampling shall be done contemporaneously at the receiving Smelter.



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SAMPLE SPLITS:

From each sample lot concentrates Buyer shall prepare a sample which shall be divided into eight sealed sample splits for purpose of copper, silver and gold assays. The sample distribution is as follows:

2 sets for Buyer
2 sets for Seller
2 sets for eventual umpire purposes, which shall be retained by Buyer
2 sets for reserve purposes, which shall be retained by Buyer and shall be used if other samples are lost.

Weight determination for the purposes of final settlement shall be the receiving smelter's received dry weight as established by the procedures explained above.

Buyer shall immediately upon determination of weight and moisture telex/telefax the wet weight, dry weight and moisture contents to Seller.

Any difference of opinion regarding WSMD procedures shall be reviewed by mutual agreement of Seller and Buyer.

17.  ASSAYS :

From the samples taken Buyer and Seller shall each make their own assays results which shall be exchanged in the customary or mutually agreed manner no later than seventy five (75) days from the date of the weight certificate at the smelter pursuant to the shipment. All assays (including any umpire assays) shall show copper content to the nearest 1/100 of one percent, gold content to the nearest 1/10 of a gram per dry metric ton, and silver content to the nearest one gram per dry metric ton, respectively. All assays for precious metals shall be undertaken using the fire assaying technique and shall be adjusted for cupellation losses. All assays for precious metals will be based on a mutually agreed practice & subject to review from time to time. The average of Buyer's and Seller's assays shall govern settlement unless the following splitting limits if applicable, are exceeded: Copper 0.25 percent, Silver 10 grams per DMT and Gold 0.30 grams per DMT. Reference to an Umpire shall be mutual agreement from an agreed list given below. The umpires in the list may be changed from time to time by mutual agreement.

The arithmetic mean of the umpire assay and the nearest assay shall be final for settlement.

The cost of the umpire assay shall be for the account of the party whose assay is farthest from the umpire assay. If the umpire assay is the exact mean of the Buyer's and Seller's assays the cost of the umpire shall be divided equally.

THE UMPIRE LIST





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Alfered H. Knight International Ltd.

Eccleston Grange,
Prescot Road,
St.Helens,
Merseyside WA10 3 BQ
England.
Or
Inspectorate Griffith Ltd,
Perry Road,
Witham,
Essex CM8 3TU.
England.
Or

Alex Stewart (Assayers) Ltd.,
Caddick Road,
Knowsley Insutrial Estatc,
Knowsley,
Merseyside L34 9ER
England.

18.  TAXES, DUTIES, CHARGES AND COMMISSIONS :

The seller shall pay all taxes duties and charges presently imposed and /or which may be imposed in the future by the country of origin with respect to the material under this agreement.

The Buyer shall pay all similar taxes, duties and charges (including, but not limited to import duties) presently imposed and/ or which may be imposed in the country of destination with respect to the material under this Agreement.

It is Buyer's responsibility to obtain and maintain any necessary import licenses in a timely manner prior to opening the L/C.

19.  TITILE AND RISK :

Title passes from Seller to Buyer upon payment of the provisional invoice value.

Risk passes from Seller to Buyer at the normal point of unloading of cargo at Tuticorin, India.

20.  FORCE MAJEURE

For the purpose of this clause, Force Majeure shall mean any cause whatsoever beyond the control of a party hereto, including (but without limiting the generality of the foregoing): lack of rail road facilities, act of god, perils of the sea, adverse weather conditions, explosion, war (declared or undeclared), military operations, blockade, revolution, disturbance, requests or orders or action by any government or governmental or civil or military authority, embargo, fire, accident, ice conditions, strikes, lockouts or



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mob violence, unscheduled cessation of operation at producing works or receiving smelter or load port or discharging port.

In the event of Force Majeure, delivery or acceptance of delivery under this agreement shall be suspended, provided that the party invoking Force Majeure ("affected party")has given prompt written notice to the other party specifying the event of Force Majeure and its presumed impact, and has submitted appropriate evidence, for instance by the producing mine, a governmental or other authority, if the other party has requested such evidence.

In respect of the Seller's obligation to deliver and Buyer's application to receive material, should any of the foregoing circumstances occur, the time for performance of the affected obligations shall be extended during the period of such hindrance or delay upto a maximum of 60 days. If such period exceeds 60 days, the party not affected shall have the right to cancel the corresponding tonnage. If such a period of Force Majeure exceeds 180 days, both parties shall have the right to cancel the quantity so affected by the Force Majeure.

Except by Seller's written agreement, this entire Force Majeure clause shall not apply for any material for which pricing has been established or vessel's space has been accepted or quotational period is running.

21.  SUCCESSION AND ASSIGNMENT:

This Agreement and all its provisions shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.

Neither party may assign its rights and obligations under this Agreement without the prior consent in writing of the other party, which consent shall not be unreasonably withheld.

22.  DEFAULT :

If either party claims that the other is in default with respect to any of the provisions of this Agreement, the party so claiming shall give written notice to the party alleged to be in default, designating such claimed default. Within 10 days after its receipt of such notice, the party alleged to be in default may either

a)   cure such default or
b) give the other party notice that the party alleged to be in default denies that such default has occurred. In the event an default is denied by a party, said party shall not be deemed in default hereof unless and until said party is found by a final non-appealable arbitral or judicial decision, as the case may be, to be in default and fails to cure it within 10 days after rendition of such final decision.

WAIVER OF DEFAULTS : The failure of either party hereto, to require in any one or more instance strict performance of any of the provisions of this Agreement, or a waiver by either party at any time of its rights with respect to a default under this Agreement by the



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other party hereto. Or an election not to take advantage of any of its rights hereunder shall not be deemed a waiver of any such rights. No delay in asserting or enforcing any right thereunder shall be deemed a waiver of or limitation on such right provided, however, that this Article shall not operate as a waiver of any applicable statute of limitations.

23.  SCOPE OF DAMAGES :

No party to this agreement shall be liable to any other party to this Agreement for special, incidental or consequential damages in any action or proceeding relating to the performance or failure to perform this Agreement or any provisions hereof, or relating to any act of failure to act in respect of this Agreement.

24.  ARBITRATION :

Any dispute or claim arising out of this Agreement shall be settled by arbitration in London, United Kingdom, in accordance with the rules of conciliation and arbitration of the London Metal Exchange in effect on the date thereof. The arbitration shall be conducted in the English language by an arbitral tribunal consisting of three arbitrators. Any decision or award shall be final and binding on both Buyer and Seller. Arbitration Tribunal shall state in its award the facts of the case and the reasons for its decision. Judgment upon the award may be entered in any court having jurisdiction. The parties shall comply in good faith with the decision.

All costs of arbitration, including without limitation, witness fees, legal fees and expenses shall always be borne by the parties incurring such costs. The costs of the arbitrators shall be borne equally by the parties unless awarded by the decisions of the arbitrators.

25.  CHIOCE OF LAW :

The laws of United Kingdom Shall govern the validity interpretation and performance of this agreement and all rights and remedies of the parties.

26.  DEFINITIONS :

The following terms shall have the following meanings when used in this agreement :

A)   Metric ton or mt means 2,204.62 pounds avoirdupois, natural state
B)   Dry metric ton or dmt means 2,204.62 pounds avoirdupois, dry state
C) U.S Dollars and Cents means the lawful currency of the United States of America
D)   A Troy Ounce Equals 31.1035 grams
E)   A Gram equals 1/1000 of a kilogram
F)   A Calendar month refers to a named month in the Gregorian Calendar
G) Metal Bulletin refers to the publication known as "METAL BULLETIN" which is published twice a week in London by Metal Bulletin PLC.
H) Date of Arrival means the date on which the vessel arrives at the port of discharge and tenders Notice of Readiness as recorded in the statement of facts.

I) Business Day means any day other then Saturday, Sunday or a bank or public holiday.
J) Concentrates means sulphide ore flotation copper concentrates tendered by the seller and consumed by the smelter.
K) Contract year means 12 full months beginning with the month of the first day when this Agreement comes into force.
L)   PPM means parts per million.
M) Scheduled Month of shipment means with reference to each cargo of concentrates, the calendar month set forth in the shipping schedule given by seller to Buyer quarterly
N) Expected Month of Arrival means with reference to each cargo of concentrates, the calendar month of arrival of the vessel at discharge port based on the estimated arrival at discharge port after the loading of the vessel.
O) Actual Month of Arrival or Month of Arrival means with reference to each cargo of concentrates, the calendar month of arrival of the vessel at discharge port based on the Notice of readiness tendered and accepted at discharge port.
P) LME Grade A Price means the cash settlement price for grade A copper cathode as published in Metal Bulletin in US Dollars.
Q)   Unit means 1 percent of the weight of Total net dry material.
R) Weather Working Day means a period of 24 consecutive hours during which weather conditions permit the unloading of the concentrates from on board vessel at the port of discharge.
S)   DESFO : Means Delivered Ex Ship Free Out as per Incoterms 2000
T)   AU Dollars means lawful currency of Australia

27.  ENTIRE AGREEMENT :

This agreement along with the Addenda agreed to and signed from time to time by both parties to the Agreement shall set forth the entire understanding of the parties with respect to the subject matter hereof. Neither this Agreement taken together with its Addenda nor any provision hereof can be waived, changed, discharged or terminated except by an instrument in writing by the party against which the enforcement of any waiver, change, discharge or termination is sought.

28.  COUNTERPARTS:

This Agreement may be executed in any number of counterparts and shall become effective when executed by Seller and by Buyer. Each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same Agreement.

29.  HEADINGS :

The headings of the respective Articles, Sections and Subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to be a part of this Agreement or considered in constructing this Agreement.

30.  NOTICES :

Any notice permitted or required to be given under this Agreement shall be validly given in writing and sent by telex, facsimile, prepaid registered first class mail, cable or delivered by hand to the party to which the notice is directed at the address set out in the opening paragraph of this Agreement, or, in either case, such other address as may be notified by the relevant party to the other. Any such notice shall be deemed to have been given 24 (twenty four) hours of dispatch (if by telex, facsimile or cable), 3 (three) days after posting (if by mail) or at the time of delivery (if by hand).
Notices shall be addressed as follows:

THE SELLER:

COPPER MINES OF TASMANIA
LOCKED BAG 1, QUEENSTOWN,
TASMANIA-7467, AUSTRALIA.
TELEPHONE : 0061-3-64711666
FAX       : 0061-3-64700916

THE BUYER:

STERLITE INDUSTRIES (INDIA) LTD.,
SIPCOT INDUSTRIAL COMPLEX
MADURAI BYPASS ROAD
TUTICORIN-628 002
TAMILNADU, INDIA
TELEPHONE  :0091 461 2340591 TO 2340595, 2340145
FAX       :0091 461 2340203, 2340129, 2340036



/s/ R. Kishore Kumar                        /s/ S. S. Rathod
---------------------------                 ----------------------------
STERLITE INDUSTRIES (I) LTD                 COPPER MINES OF TASMANIA P/L

                STERLITE INDUSTRIES (INDIA) LTD.

                SIPCOT Industrial Complex, Madurai Bypass Road,
                Post Box No. 19, TUTICORIN - 628 002, Tamilnadu.
                Tel : 91-461-2340591 - 594
                Fax : 91-461-2340203, 2340129, 2340036

--------------------------------------------------------------------------------

          ADDENDA NO. 1 TO CONTRACT NO. CMT-SIIL/2005 DATED 01 JULY 2005

                                DATE: 1 JULY 2005

STERLITE INDUSTRIES (INDIA) LIMITED, MADURAI BYPASS ROAD, SIPCOT INDUSTRIAL COMPLEX, TUTICORIN, TAMILNADU, INDIA as Buyer and COPPER MINES OF TASMANIA PTY LTD, QUEENSTOWN, TASMANIA 7467, AUSTRALIA, as Seller, hereby agree to make following amendments in Contract No. CMT-SIIL/2005 dated 1 July 2005 for the shipments made from 1 July 2005 onwards.

11. PRICE OF THE MATERIAL AND PAYABLE:

COPPER:

Payable Copper shall be 96.60% of full copper content subject to minimum deduction of 1 unit.

SILVER:

CONTENT                                      PAYABLE

Up to 30 g/ DMT                        -     No Payment

If content more than 30 g/DMT          -     90% of full silver content

GOLD:

CONTENT                                      PAYABLE

Up to 1 g/ DMT                         -     No Payment

For more than 1 g /DMT to 3 g/DMT      -     90% of full gold content

For more than 3 g /DMT to 5 g/DMT      -     92% of full gold content

For more than 5 g /DMT to 7 g/DMT      -     94% of full gold content

For more than 7 g /DMT                 -     95% of full gold content

Addenda No.  to Contract No. CMT-SIIL/2005      Sterlite Industries (India) Ltd.

12. DEDUCTIONS:

(i) Treatment Charge                         USD 85.35 per DMT of Concentrate

(ii) Refining Charge

Copper                                       US Cents 8.535/lb of payable Copper
Silver                                       US Cents 50/Tr.Oz. payable Silver
Gold                                         USD 5/Tr.Oz. payable Gold

13. QUOTATIONAL PERIOD:

Quotational Period for all payable metals shall be the third month after month of actual shipment as evidenced in the Bill of Lading.

All other terms and conditions shall remain as per the Frame Contract CMT-SIIL/2005 dated 1 July 2005.


FOR BUYER                                FOR SELLER


STERLITE INDUSTRIES (INDIA) LIMITED      COPPER MINES OF TASMANIA PTY LTD.


/s/ R. Kishore Kumar                     /s/ Anupam Jindal
-----------------------------------      ---------------------------------------
Name  : R. Kishore Kumar                 Name  : Anupam Jindal
Title : Vice president (Marketing)       Title : Finance Manager



WITNESS:


/s/ Puneet Jagatramka                    /s/ Jaya Pannala
-----------------------------------      ---------------------------------------
Name  : Puneet Jagatramka                Name  : Jaya Pannala
Title : GM -- Copper Concentrate         Title : Financial Management Accountant

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